EXHIBIT 99.1

FEDERAL CIRCUIT VACATES FINDINGS OF INEQUITABLE CONDUCT AGAINST
LAZARE KAPLAN INTERNATIONAL AND REVERSES RULING OF NON-INFRINGEMENT
Remands certain claims to District Court

New York, NY – December 28, 2010 – Lazare Kaplan International Inc. (the “Company”) today announced that the United States Court of Appeals for the Federal Circuit issued a unanimous decision in the case captioned Lazare Kaplan International Inc. v. Photoscribe Technologies, Inc., David Benderly, and the Gemological Institute of America, No. 2009-1251.  In its decision, the Court of Appeals vacated the District Court’s finding of inequitable conduct by the Company and vacated an award of attorney’s fees against the Company. The Federal Circuit also reversed the District Court’s ruling of non-infringement with respect to certain claims and remanded these claims for further proceedings.

Leon Tempelsman, President of the Company, stated, “We are gratified by the Federal Circuit’s decision which fully vindicates and affirms LKI’s position that the District Court’s findings of inequitable conduct were wholly without merit.  LKI looks forward to the opportunity to proceed in court on its remanded infringement claims.”

Lazare Kaplan International Inc. sells its diamonds and jewelry products through a worldwide distribution network. The Company is noted for its ideal cut diamonds, which it markets internationally under the brand name, Lazare Diamonds®.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. The information contained in this press release is accurate only as of the date issued. Investors should not assume that the statements made in these documents remain operative at a later time. Lazare Kaplan International Inc. undertakes no obligation to update any information contained in this news release.